Exhibit 99.1

Okta Welcomes Experienced Financial Executive Jeff Epstein to Board of Directors

Brings Significant Public Company, Financial, Global Enterprise Technology and Marketplace Expertise

Jeff to Serve as Audit Committee Chair

SAN FRANCISCO — May 26, 2021 — Okta, Inc. (NASDAQ:OKTA), the leading independent provider of identity for the enterprise, announced the appointment of Jeff Epstein, the former Chief Financial Officer of Oracle, to its board of directors, effective May 25, 2021. Jeff brings more than 30 years of experience in financial leadership at public, global enterprise technology, and marketplace companies. Jeff will serve as audit committee chair.

“We are proud to welcome Jeff to the Okta board. Over his more than 30 years of experience, Jeff has brought operational and fiscal excellence and his deep knowledge of enterprise software to some of the world’s most iconic technology companies,” said Todd McKinnon, Chief Executive Officer and co-founder of Okta. “His expertise will be extremely valuable as we continue to accelerate our growth in the identity market, by providing secure access and enabling everyone to safely use any technology.”

“It is an honor to join the Okta board as audit committee chair. Identity is one of the key strategic investments every company must make today. Okta plays a central role in helping organizations around the world respond to three major trends: digital transformation, Zero Trust security, and cloud or hybrid IT — all of which have only accelerated due to the pandemic and dynamic work,” said Jeff Epstein. “I’ve seen firsthand the importance of Okta’s platform, having personally used Okta every day for many years. I’m excited to contribute to the continued expansion of the Okta Identity Cloud to connect every company, machine and person on earth.”

Jeff’s appointment comes as Okta is experiencing significant business momentum. Okta recently announced the successful completion of its acquisition of Auth0, and two new products in two new markets: Okta Identity Governance and Okta Privileged Access Management.

About Jeff Epstein

Jeff Epstein is an Operating Partner at Bessemer Venture Partners. He is the former Executive Vice President and Chief Financial Officer of Oracle, one of the world’s largest and most profitable technology companies.

He serves on the Boards of Directors of Twilio and Poshmark. In addition, he is a Lecturer at Stanford University’s Department of Management Science and Engineering.

Jeff holds an MBA from the Stanford University Graduate School of Business, where he was an Arjay Miller Scholar, and a BA from Yale College, where he graduated summa cum laude, Phi Beta Kappa.

About Okta

Okta is the leading independent provider of identity for the enterprise. The Okta Identity Cloud enables organizations to securely connect the right people to the right technologies at the right time. With over 7,000 pre-built integrations to applications and infrastructure providers, Okta customers can easily and securely use the best technologies for their business. More than 10,650 organizations, including JetBlue, Nordstrom, Slack, T-Mobile, Takeda, Teach for America and Twilio, trust Okta to help protect the identities of their workforces and customers.

Contact

Jenna Kozel King

press@okta.com